Exhibit 99.4

Galaxy Gaming Announces the Completion of a $10.5 Million Term Loan Which Refinances Existing Long-Term Debt

LAS VEGAS, August 29, 2016 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTC:GLXZ), announced today that it has successfully completed the closing of a new $10.5 million Term Loan that matures in August 2021.

The new $10.5m Term Loan refinances the existing long-term debt outstanding which originated due to the 2011 asset purchase of Prime Table Games.  The Term Loan was placed with Breakaway Capital Management, LLC an institutional lender and will include a six-month interest only period, then amortizing at 10% per year until maturity.  The refinancing transaction will reduce the Company's debt service payments and yield approximately $2.9 million of additional cash flow in the first twelve months alone.  The Company will utilize the additional cash flow for working capital purposes including, but not limited to, investment in research & development initiatives and expansion of its worldwide salesforce.  The Company was advised by Union Gaming Securities and Cascadia Capital.

In commenting on the transaction, Gary A. Vecchiarelli, the Company's Chief Financial Officer said "I am pleased to announce this refinancing which will enhance our cash flow and allow us to reinvest in our business.  This recapitalization of the balance sheet will open up many opportunities for us to bring innovations to the market and accelerate our expansion strategy."  Mr. Vecchiarelli continued, "since the 2011 acquisition, we have aggressively paid down over 50% of the original balance, which is a testament to how profitable our business model is."

Robert B. Saucier, the Company's Chief Executive Officer commented, "This is a historic moment for Galaxy Gaming.  Five years ago, our Company acquired certain strategic assets from Prime Table Games for $23 million.  That important acquisition served as a catalyst for our growth, allowing us to quadruple our recurring revenues.  Using rocket ship analogies, the Prime Table Game acquisition was a critical first-stage launch sending us upward at an accelerated rate.  This current contribution by Breakaway Capital is expected to act as an important second-stage catalyst, propelling us to achieve even higher altitudes at an increased velocity.  As we continue our journey toward the stars, we are truly excited about our fiscal ability to support our new growth initiatives."

Mr. Saucier concluded, "Speaking for all of our team members, I want to sincerely thank the principals at both Prime Table Games and Breakaway Capital for their support and continuing confidence in us."

Mike Connolly, Founder and General Partner of Breakaway Capital commented "Galaxy Gaming's recurring business model and unique position in the marketplace are what attracted us to the opportunity.  We are happy to partner with Galaxy and help take their operations and strategy to the next level."

More details regarding the refinancing transaction can be found in the Company's Form 8-K filing with the U.S. Securities and Exchange Commission.  The Form 8-k can be found on the Company's website at: http://ir.galaxygaming.com/all-sec-filings.

The Company will host an investor teleconference and webcast to discuss the refinancing transaction and the Company's financial results for the quarter and six months ended June 30, 2016.  Details for the call, which is scheduled to include a web presentation, are as follows:

Conference Call

When:  Tuesday, August 30th at 1:00pm Pacific Time (4:00pm Eastern)
US/Canada: (877) 627-6582
International: (719) 325-4886
Passcode: 9838092
Web Presentation: http://ir.galaxygaming.com/

About Galaxy Gaming
Headquartered in Las Vegas, Galaxy Gaming (www.galaxygaming.com) develops, manufactures and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide.  Through its iGaming partner, Games Marketing, Ltd., Galaxy Gaming licenses its proprietary table games to the online gaming industry. The Company is also expanding its global presence through its partnership with WPT Enterprises, Inc., owner of the World Poker Tour.  Galaxy Gaming is also the exclusive provider of SpectrumVision, a proprietary technology used to detect invisible markings on playing cards.  Galaxy's games can be played online at FeelTheRush.com.  Connect with Galaxy on Facebook, YouTube and Twitter.

This press release may contain "forward looking" statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created thereby.  Forward looking statements are subject to change and involve risks and uncertainties that could significantly affect future results, including those risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.  Although the Company believes any expectations expressed in any forward looking statements are reasonable, future results may differ materially from those expressed in any forward looking statements.  The Company undertakes no obligation to update the information in this press release except as required by law and represents that the information speaks only as of today's date.

Contact:

Galaxy Gaming, Inc.
Gary A. Vecchiarelli
 (702) 939-3254